                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             DARWIN RESOURCES CORP.
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         The  undersigned,  being  the sole  incorporator  herein  named for the purpose of forming a corporation  pursuant to the General Corporation Law of the
State of Delaware, does hereby certify that:

     FIRST: The name of this Corporation is Darwin Resources Corp.

     SECOND:  The address,  including  street,  number,  city and county, of the registered  office  of the  Corporation  in the State of  Delaware  is 615 South
DuPont  Highway,  Dover,  Delaware  19901,  County of Kent;  and the name of the registered  agent of the Corporation in the State of Delaware at such address is
National Corporate Research, Ltd.

     THIRD:  The nature of the business and of the purposes to be conducted  and promoted by the  Corporation is to conduct any lawful  business,  to promote any lawful  purpose,  and  to  engage  in  any  lawful  act or  activity  for  which corporations may be organized under the General  Corporation Law of the State of
Delaware.

     FOURTH:  A. CLASSES  AND NUMBERS OF SHARES.  The total  number of shares of stock which the Corporation shall have authority to issue is one-hundred million
(100,000,000).  The Classes and  aggregate  number of shares of each class which the Corporation shall have authority to issue are as follows:

          1.  Ninety  million  (90,000,000)  shares of Common  Stock,  par value
$0.001 per share (the "Common Stock"); and

          2. Ten  million  (10,000,000)  shares of  Preferred  Stock,  par value
$0.001 per share (the "Preferred Stock"); and

                    (i) BLANK CHECK POWERS.  The Corporation may issue any class of the  Preferred  Stock in any series.  The Board of Directors  shall have  authority  to establish  and  designate  series,  and to fix the number of shares  included in each such series and the  variations  in the relative  rights,  preferences  and limitations as between series, provided  that,  if  the  stated  dividends  and  amounts  payable  on liquidation are not paid in full, the shares of all series of the same class  shall  share  ratably  in the  payment of  dividends  including accumulations,  if any,  in  accordance  with the sums which  would be payable on such  shares if all  dividends  were  declared  and paid in full, and in any distribution of assets other than by way of dividends
          in   accordance   with  the  sums  which  would  be  payable  on  such
          distribution  if all sums payable were  discharged in full.  Shares of

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          each such series when issued shall be  designated to  distinguish  the shares of each series from shares of all other series.

     FIFTH:  Whenever a  compromise  or  arrangement  is proposed  between  this
Corporation  and  its  creditors  or any  class  of  them  and/or  between  this
Corporation  and its  stockholders  or any class of them, any court of equitable jurisdiction  within the State of Delaware may, on the  application in a summary way of  this  Corporation  or any  creditor  or  stockholder  thereof  or on the application of any receiver or receivers  appointed for this  Corporation  under the  provisions  of  Section  291 of  Title  8 of the  Delaware  Code  or on the
application of trustees in dissolution or of any receiver or receivers appointed for this  Corporation  under the  provisions  of  Section  279 of Title 8 of the
Delaware Code order a meeting of the creditors or class of creditors,  and/or of the stockholders or class of stockholders,  of this Corporation, as the case may be, to be summoned in such  manner as the said court  directs.  If a majority in number  representing  three-fourths  in  value  of the  creditors  or  class  of creditors,  and/or  of the  stockholders  or  class  of  stockholders,  of  this
Corporation,  as the case may be, agree to any compromise or arrangement  and to any  reorganization  of this  Corporation as a consequence of such compromise or arrangement,  the said  compromise or  arrangement  and the said  reorganization shall,  if sanctioned by the court to which the said  application has been made, be  binding  on all the  creditors  or class  of  creditors,  and/or  on all the stockholders or class of stockholders,  of this Corporation, as the case may be, and also on this Corporation.

     SIXTH:  The  original  By-Laws of the  Corporation  shall be adopted by the incorporator.  Thereafter,  the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

     SEVENTH:  To the fullest  extent that the  General  Corporation  Law of the
State of  Delaware,  as it exists on the date hereof or as it may  hereafter  be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation  shall be personally  liable to this Corporation or its  stockholders  for  monetary  damages  for  breach  of  fiduciary  duty as a director.  Notwithstanding  the  foregoing,  a  director  shall be liable to the extent  provided by applicable law: (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve  intentional  misconduct  or a knowing  violation of law;  (3)  under  section  174 of the  General  Corporation  Law of the State of
Delaware;  or (4) for any  transaction  from  which  the  director  derived  any improper personal benefit.  Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation  inconsistent with this Article,  shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

     EIGTH:  The Corporation  shall, to the fullest extent  permitted by Section
145 of the General Corporation Law of the State of Delaware,  as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify  under said  section from and against any and all of the  expenses, liabilities  or other  matters  referred to in or covered by said  section.  The
Corporation  shall  advance  expenses to the fullest  extent  permitted  by said section.  Such  right to  indemnification  and  advancement  of  expenses  shall continue  as to a person who has ceased to be a director,  officer,  employee or agent and shall inure to the benefit of the heirs,  executors and administrators of such a person. The  indemnification  and advancement of expenses provided for herein shall not be deemed  exclusive of any other rights to which those seeking indemnification  or  advancement  of expenses may be entitled  under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     IN WITNESS  WHEREOF,  I have hereunto set my hand this 21st day of November
2005.

                                  /s/  Mohit Bhansali
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                                  Mohit Bhansali, Sole Incorporator
                                  Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                  Park Avenue Tower
                                  65 East 55th Street
                                  New York, New York 10022